Exhibit 10.2

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(Pages 7, 8, 11, 16, 18, 19, 27, 32, 33, 34, 35 and 38)

License Agreement

granted by

Rentech, Inc.

for the use of the

Rentech Technology

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made and entered into as of January 12, 2006 (the “Effective Date”) by and between Rentech, Inc., a corporation incorporated in the USA under provisions of the laws of the state of Colorado, USA (“Rentech”), and Medicine Bow Fuel & Power LLC, a limited liability corporation organized under provisions of the laws of the state of Delaware (“Licensee”), in consideration of the following circumstances.  Rentech and Licensee are sometimes referred to in this Agreement individually as a “Party” and collectively as “Parties.”

A.       Rentech has developed and owns, directly or in conjunction with its agents and licensors, a proprietary application of the Fischer-Tropsch process which utilizes a slurry reaction bed and an iron-based catalyst to convert various types of synthesis gas into various liquid hydrocarbons.

B.       Licensee wishes to license such process on a non-exclusive basis for use at a plant to be constructed by Licensee, as further defined herein, and, subject to the terms of this Agreement, Rentech wishes to grant such license.

C.       This Agreement is being entered into for the purpose of the initial phase of the project as described below in the definition of “Licensed Plant” with a target of converting Synthesis Gas Precursors into Intermediate Hydrocarbon Products.

NOW, THEREFORE, in consideration of these circumstances and the following mutual covenants, premises and agreements, the parties hereto agree as follows:

1.        Definitions.  The following terms will have the meanings set forth in this Section.

1.1      “Affiliate” shall have the meaning given in Section 11.3.

1.2      “Catalyst Purchase Agreement” shall have the meaning given in Section 2.3.

1.3      “Catalyst Term Sheet” shall have the meaning given in Section 2.3.

1.4      “Claim” shall mean any allegations, demands, disputes, suits, arbitrations, investigations, causes of action, proceedings or other claims.

1.5      “Commercial Operation” shall mean that the Licensed Plant has completed the performance tests and reliability tests required to be passed by the Licensed Plant’s contractor to prove commercial acceptance, as set forth in the engineering, procurement and construction contract relating thereto.

1.6      “Competitor” shall mean, (i) with respect to Licensee, any entity which is engaged in the business of developing or operating coal gasification or coal to liquids facilities in Wyoming, (ii) with respect to Rentech, any entity licensing or operating Fischer Tropsch technology or any other coal to liquid technology or gas to liquid technology, or (iii) any Affiliate of such entities.

1.7      “Confidential Information” shall have the meaning given in the Confidentiality Agreement.

1.8      “Confidentiality Agreement” shall mean the Confidentiality Agreement between Rentech and DKRW Energy LLC dated as of May 28, 2004.

1.9      “Control” shall have the meaning given in Section 11.3.

1.10    “Equipment” means any synthetic gas reactor modules, any primary separation modules, or any other equipment which in any way employs the Rentech Technology.

1.11    “Field of Use” shall mean the field of converting Synthesis Gas Precursors into Intermediate Hydrocarbon Products.

1.12    “Financial Close” shall mean the date on which Licensee has received a full funding commitment for developing and building the Licensed Plant, including with necessary debt and equity funding entities.

1.13    “FT Section” shall mean the section of the Licensed Plant identified in green in the diagram in Exhibit D.

1.14    “Know-How” shall mean either Party’s know-how and knowledge base related to the use of the Rentech Patents, together with any and all proprietary information, trade secrets, technical data, operating information and other technology and information, or aspects thereof, necessary to design, install, replace, test, maintain and operate the FT Section of the Licensed Plant as contemplated by this Agreement.

1.15    “Improvements” shall have the meaning given in Section 3.2.

1.16    “Indemnified Party” shall have the meaning given in Section 13.4.

1.17    “Indemnifying Party” shall have the meaning given in Section 13.4.

1.18    “Intermediate Hydrocarbon Products” shall mean the raw products being produced in the synthesis gas reactor modules and collected, indicated in Exhibit D as FT1, FT2, and FT3, including but not limited to, raw wax, raw diesel and raw naphtha.

1.19    “Laws” shall have the meaning given in Section 13.1.

1.20    “Licensed Plant” shall mean a plant to be constructed by Licensee at or near Medicine Bow, Carbon County, Wyoming, for the purpose of converting Synthesis Gas Precursors into Liquid Hydrocarbon Products, which has a capacity of no less than 10,000 barrels per day and no more than 50,000 barrels per day.

1.21    “Licensee Personnel” means Licensee’s employees, agents and contractors.

1.22    “Liquid Hydrocarbon Products” shall mean various liquid hydrocarbons, including synthetic diesel fuel, jet fuel, naphtha, wax, and other high value fuels and chemicals.

1.23    “Losses” shall have the meaning given in Section 13.1.

1.24    “Master License Agreement” shall mean the agreement so named, dated as of the date hereof, between the parties hereto.

1.25    “Mechanical Completion” shall mean that the Licensed Plant has achieved mechanical completion pursuant to the engineering, procurement and construction contract relating thereto.

1.26    “Rentech Catalyst” shall mean the Rentech proprietary catalyst identified in the Rentech Patents for use with the Rentech Technology.

1.27    “Rentech Improvements” shall mean any and all improvements developed by Rentech or any licensee of Rentech, including Licensee, which are applicable to the Rentech Patents.

1.28    “Rentech Patents” shall mean the patent application(s) and patents(s) listed in Exhibit A, together with any continuations, divisionals, and continuations-in-part, to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent application(s) and patent(s) listed on Exhibit A; and any reissues or re-examinations thereof.  For the avoidance of doubt, the Rentech Patents include any Rentech Improvements owned by Rentech.

1.29    “Rentech Technology” shall mean the Rentech Patents and Rentech Know-How.

1.30    “Synthesis Gas Precursors” shall mean synthesis gas derived from carbon-bearing materials such as coal, or other solid or liquid carbon-bearing materials, and natural gas and industrial off-gas.

1.31    “Taxes” shall have the meaning given in Section 8.3.

1.32    “Technical Services Agreement” shall have the meaning given in Section 4.

2.        Grant of Licenses; Improvements; Reservations of Rights.  Subject to all terms and conditions set forth in this Agreement and related agreements:

2.1      Grant of License.  Effective as of the Financial Close, Rentech hereby grants to Licensee a limited, non-transferable, non-exclusive, non-sublicensable license, under the Rentech Technology, to practice the Rentech Technology, solely using the Rentech Catalyst, solely at the Licensed Plant, and solely for use in the Field of Use.

2.2      Restrictions.  Licensee shall not, and shall cause Licensee Personnel not to:  (i) use any aspect of the Rentech Technology or the Equipment in any facility other than the Licensed Plant, other than pursuant to other license agreements entered into under the Master License Agreement; (ii)  make, have made or sell the Rentech Catalyst or use the Rentech Catalyst for any purpose other than with the Rentech Technology at the Licensed Plant, other than pursuant to other license agreements entered into under the Master License Agreement; (iii) except as contemplated by Section 2.3, use any other catalyst for use with the Rentech Technology at the Licensed Plant; (iv) use any other application of the Fischer-Tropsch process at the Licensed Plant or any other process for converting Synthesis Gas Precursors  into Intermediate Hydrocarbon Products at the Licensed Plant; (v) distribute the Rentech Know-How or allow third parties to access the Rentech Know-How, other than, subject to Section 10, third party contractors, operators and consultants providing services to Licensee in connection with and which are consistent with Licensee’s licensed rights hereunder; (vi) use the FT Section of the Licensed Plant for any purpose other than converting Synthesis Gas Precursors into Intermediate Hydrocarbon Products using the Rentech Technology; (vii) except in connection with the construction, testing, operation and maintenance of the Licensed Plant, sample or have or allow to be sampled, analyze or have or allow to be analyzed, the Rentech Catalyst; or (viii) attempt to reverse engineer the Rentech Catalyst, Synthesis Gas Reactor Module or Primary Separation Module.

2.3      Rentech Catalyst.  Licensee shall have the right to purchase Rentech Catalyst from Rentech or its designated supplier.  Rentech will identify at least two (2) qualified catalyst manufacturers from which the parties will obtain bids for the manufacture and supply of Rentech Catalyst.  The Parties will negotiate in good faith on or before June 30, 2007 an agreement pursuant to which Rentech or its designated supplier will supply Rentech Catalyst to Licensee (the “Catalyst Purchase Agreement”) in accordance with the terms and conditions set forth in the term sheet agreed by the parties and attached hereto as Exhibit E (the “Catalyst Term Sheet”).  Nothing herein shall be construed as a grant of any rights whatsoever, either expressed or implied, under any Rentech Patents or trade secrets relating to any compositions of or method of making the Rentech Catalyst, other than the right to use the Rentech Catalyst as provided for herein. Furthermore, nothing herein will prevent Licensee from proposing a third catalyst supplier or alternative catalyst  for consideration by Rentech, provided that  such supplier or alternative catalyst can meet all of the quality and price standards set by Rentech and adequately protect all intellectual property rights. Further rights and obligations with respect to the catalyst to be used in the Licensed Plant shall be set forth in the Catalyst Purchase Agreement.

2.4      Synthesis Gas Reactor Modules and Primary Separation Modules.  Licensee acknowledges that the Rentech Technology requires the development and construction of one or more synthesis gas/FT reactor modules (“Synthesis Gas Reactor Modules”) and one or more primary catalyst separation modules (“Primary Separation Modules”).  Licensee acknowledges that it is Licensee’s responsibility to design and construct these modules at its own cost and to Rentech’s guidelines and specifications.  Rentech will have the right to approve the contractors, designs and processes, used by Licensee to design and construct these modules as well as any other aspect of the FT Section of the Licensed Plant, and to approve and participate in the quality assurance programs used by such contractors for the construction of the FT Section and such modules.  Without limiting the generality of the foregoing, Rentech shall have the right to have a dedicated person, reasonably acceptable to Licensee, involved in all of the foregoing aspects under the terms of the Technical Services Agreement.  Notwithstanding the foregoing, the foregoing will not be deemed to impose on Rentech any liability or responsibility for the performance or failure to perform of such modules.  Licensee shall use the module or modules only for the purpose of exercising the rights licensed to Licensee hereunder.  Without limiting the generality of the foregoing:  (a) Licensee shall have no right to sell any such modules separately from the Licensed Plant; and (b) Licensee agrees not to use any such modules with any Fischer-Tropsch technology other than the Rentech Technology licensed from Rentech.

2.5      Reserved.

2.6      Third Party Technology. It is recognized by both parties that the design, development, construction and operation of the Licensed Plant (excluding the FT Section) will require intellectual property owned by parties other than Rentech and Licensee acknowledges that it is solely responsible for securing the right to use any such intellectual property rights.  Without limiting the generality of the foregoing, the parties recognize and agree that the Rentech Technology is applicable to the conversion of Synthesis Gas Precursors to Intermediate Hydrocarbon Products, and that conversion of the Intermediate Hydrocarbon Products into Liquid Hydrocarbon Products requires additional technologies and potentially additional licenses from vendors other than Rentech in addition to the Rentech Technology provided by Rentech hereunder as part of the license.

2.7      Testing of Rentech Technology.

(a)

Rentech will test the Rentech Catalyst using an actual stream of synthesis gas derived from coal either provided by DKRW or from a mutually agreed source.  The test will be deemed successful if:  (a) the “Conversion Rate” (which equals the number of pounds of Intermediate Hydrocarbon Products collected at points FT1, FT2 and FT3 in the diagram in Exhibit D per pound-mole of carbon monoxide consumed) is equal to or greater than [*] (the “Minimum Conversion Rate”); and (b) the “Catalyst Consumption Rate” (which equals the amount of catalyst make-up required to maintain the Minimum Conversion Rate and is measured in pounds of catalyst per 1000 pounds of Intermediate Hydrocarbon Products collected) is less than or equal to [*] (the “Maximum Catalyst Consumption Rate”).  See Exhibit C for further details on about these measures and Process Stream Characteristics.

(b)

Rentech shall follow the test procedures attached hereto as Exhibit C and shall provide a final summary report to Licensee on the results of the testing program within thirty (30) days of test completion.  The test shall be conducted on or before June 30, 2007.  DKRW will be responsible for providing the coal (similar in quality to the Medicine Bow production, unless otherwise agreed) required for the test.  Rentech will provide a final summary report of the results of this testing program to Licensee, which report will include the Conversion Rate achieved during the test (“Test Conversion Rate”) and the Catalyst Consumption Rate achieved during the test (the “Test Catalyst Consumption Rate”). Subject to the applicable minimum and maximum in Section 2.7(a), Rentech will identify for Licensee the Conversion Rate and Catalyst Consumption Rate (taking into consideration the Test Conversion Rate and the Test Catalyst Consumption Rate) which Licensee will use as the basis for the design of the FT Section (the “Design Conversion Rate” and the “Design Catalyst Consumption Rate”).  Licensee is authorized to provide its investors information regarding the viability of the Licensed Plant using the Rentech Technology.  Information regarding specific test runs will be kept confidential and remain the joint property of Rentech and Licensee.  In the event that Rentech is unable to complete the above test successfully, by achieving the Minimum Conversion Rate and the Maximum Catalyst Consumption Rate in the same test by June 30, 2007, Licensee may declare a default under this Agreement in accordance with Section 16.3(b), provided Licensee exercises such right within 120 days thereafter, and provided that such remedy will be Licensee’s sole and exclusive remedy for the failure of the foregoing tests and in no event will Rentech be liable for any damages as a result of failing to meet the test requirements herein.

(c)	Licensee shall have the right to purchase any Liquid Hydrocarbon Products generated in connection with the testing in this Section 2.7 for the price of $[*] per barrel.

(d)	The parties shall develop a procedure for executing the tests set forth in this Section 2.7 no later than thirty (30) days prior to the commencement of such tests.

2.8      Change of Location; Delay.  If the coal assessment study currently being conducted by Licensee to evaluate coal reserves and coal quality at Medicine Bow, Carbon County, Wyoming is unsatisfactory to Licensee, Rentech will grant Licensee the option of changing the location of the Licensed Plant, without the payment of additional fees, to a new location to be named within 360 days following receipt of such unfavorable coal assessment report.

3.        Ownership.  Subject to the license rights granted pursuant to this Agreement, as between the Parties, Rentech retains all right, title and interest in the Rentech Technology.

3.1      Without limiting the generality of the foregoing, as between the Parties, Rentech retains all right, title and interest in:

(a)

All computer software programs and source codes, cost estimates, marketing studies, composition and methods of manufacture and induction of catalyst, and other know-how, technology, trade secret, proprietary information or other information used by Rentech internally to develop the Rentech Technology or otherwise provide services under the Technical Services Agreement;

(b)	All trade names and trademarks used by Rentech or its other licensees, including those used in connection with the Rentech Technology or Liquid Hydrocarbon Products;

(c)

Rentech’s proprietary information, know-how, trade secrets, patents and patent applications, or aspects thereof, whether or not directly related to the Rentech Technology, whether now in existence or developed after this date;

(d)

the proprietary rights of Rentech in its designs, processes, technology, know-how, trade secrets, patent rights and other proprietary rights used with or incorporated in the synthesis gas reactor modules and in the Licensed Plant; and

(e)	all other rights held by Rentech and not specifically granted to Licensee in this Agreement.

3.2      Improvements.  Licensee agrees that Rentech will own any and all Rentech Improvements, whether made separately or jointly by Rentech or Licensee or Licensee Personnel.  Licensee hereby agrees, on behalf of itself and Licensee Personnel, to take any actions necessary to effect such ownership to the extent of Licensee’s ownership and rights therein, including assigning all of Licensee’s and Licensee Personnel’s right, title and interest in Improvements to Rentech.  Each party to this Agreement agrees to promptly advise the other of Rentech Improvements made or acquired by it.  For the avoidance of doubt, only Rentech is entitled to apply, on its behalf and at its own expense, for patents covering Rentech Improvements.

3.3      Reservation of Rights By Rentech.  Notwithstanding anything herein to the contrary, Rentech hereby reserves to itself and its successors and assigns, subject only to the grant of the license described in this Agreement, all rights to exploit in any manner the Rentech Technology.  Without limiting the generality of the foregoing, the rights reserved include but are not limited to:  (i) the right, by Rentech or with others, to develop, design, construct and operate process plants and use the Rentech Technology therein for the production of Intermediate Hydrocarbon Products and/or Liquid Hydrocarbon Products anywhere in the world;  (ii) the right to license, sublicense, use, produce, patent, protect and sell any or all components of the Rentech Technology, to anyone anywhere in the world;  (iii) the right to sell Intermediate Hydrocarbon Products and/or Liquid Hydrocarbon Products worldwide other than Liquid Hydrocarbon Products produced by Licensee at the Licensed Plant; (iv) the right, by itself or with others, to design, construct, license and sell or lease all synthesis gas reactors, and reactor designs and specifications used with the Rentech Technology; (v) the right to grant non-exclusive licenses to any third parties to any Rentech Improvements, whether made by Rentech or Licensee; (vi) ownership of so much of the Rentech Technology as appears in any process plans and flow diagrams, heat and mass balance diagrams, engineering designs, and instrumentation drawings; and (vii) the exclusive right to use and license all trade names and trademarks owned by Rentech or its other licensees in connection with the Rentech Technology, Rentech Catalyst or Liquid Hydrocarbon Products.

4.        Technical Services Agreement.  Licensee and Rentech (and/or one or more Affiliates of Rentech) shall enter into a separate agreement which will define the services and/or training to be provided by Rentech, the applicable fees, and any other terms and conditions related thereto (a “Technical Services Agreement”), on the same date as this agreement.  Rentech will provide Licensee with Rentech Know-How under the Technical Services Agreement, and Rentech hereby grants to Licensee a limited, non-transferable, non-exclusive license to use any Rentech Know-How disclosed pursuant to the Technical Services Agreement, solely to use in connection with the exercise of Licensee’s license rights under Section 2.1.  Licensee agrees Rentech shall not be obligated under this License Agreement to furnish or make available to Licensee any Rentech Know-How, including any information on catalyst compositions and methods of catalyst manufacture, nor shall Rentech be obligated to provide detailed engineering, construction or operating services in connection with the Licensed Plant.  Licensee shall be solely responsible for the detailed engineering, other engineering, construction and operation of the Licensed Plant.  Licensee hereby grants to Rentech a non-exclusive, non-transferable (other than in connection with an assignment of this Agreement) license to use any Licensee Know-How, to the extent of Licensee’s ownership and rights therein, and to sublicense the right to use such Licensee Know-How to Rentech’s other licensees, solely for use in connection with the Rentech Technology.  Rentech will have the right to bill Licensee on a time and materials basis at the rates in the Technical Services Agreement for the following activities of Rentech under this Agreement:  (a) approving contractors, designs and processes under Section 2.4; (b) approving and participating in quality assurance programs as provided for in Section 2.4; (c) the activities required by Section 6.2(b); and (d) any other engineering or other professional services under this Agreement, excluding any such services which Rentech performs pursuant to Section 13.3.

5.        Rentech Plants and Rentech Modules.

5.1      Design and Construction.  Licensee shall be solely responsible for financing, designing, engineering, constructing, testing and operating the Licensed Plant; acquiring synthesis gas feedstock; and all other aspects of the Licensed Plant, including paying for and operating the required synthesis gas reactor modules and primary separation modules, and complying with all applicable environmental laws and regulations.

5.2      Identification.  On each synthesis gas reactor module and primary separation module, there shall be affixed and Licensee shall maintain a metal identification plate that indicates (i) any relevant Rentech Patents with serial number or numbers, (ii) the place of manufacture, and (iii) the following statement: “Under License from Rentech, Inc.”

6.        Undertakings By Licensee.

6.1      Financial Close; Commercial Operation.  As a material inducement for Rentech to enter into this Agreement, Licensee covenants and represents that it will use reasonable commercial efforts, diligently and in good faith and at its expense, to achieve Financial Close, Mechanical Completion and Commercial Operation, in each case using the Rentech Technology, as soon as practical following the Effective Date, but in no event later than:  (a) for Financial Close, three (3) years from the Effective Date; and (b) for Commercial Operation, no later than December 31, 2015.

6.2      Design, Construction, and Operating Standards.

(a)

Subject to Sections 2.4 and 6.2(b), Licensee will develop, design, construct and operate the Licensed Plant in a good, safe and workmanlike manner and shall use reasonable commercial efforts to incorporate  any preliminary engineering design provided by Rentech and/or its consultants, and any operating procedures, safety standards, and other information about the Rentech Technology made available by Rentech, it being understood that Licensee shall ultimately be entitled (giving due regard to the foregoing standards and input by Rentech) to develop, design, construct and operate the Licensed Plant in accordance with its own requirements. Subject to Sections 2.4 and 6.2(b), and notwithstanding use of information provided by Rentech, all development, design, construction, production, operations and all other activities of Licensee shall be Licensee’s sole responsibility, and at its sole expense and risk and subject to its sole control.

(b)

Notwithstanding subsection (a), Rentech will provide Licensee with a preliminary process design package (“PPDP”) for the FT Section (the “Rentech PPDP”).  Licensee will be responsible for developing a front-end engineering and design (“FEED”) package to integrate the Rentech PPDP into any other required PPDPs. Upon Licensee’s request, Rentech will certify (1) that the Rentech PPDP will be sufficient for the FT Section to meet the standards required by Section 2.7(a), and (2) whether Licensee has correctly integrated the Rentech PPDP into Licensee’s FEED.  For the avoidance, of doubt, the foregoing will not obligate Rentech to certify the construction of the FT Section, provided, however, that if Rentech does learn of any non-conformity with respect to such units, Rentech shall so notify Licensee.

(c)

If within 180 days following Mechanical Completion of the Licensed Plant, Licensee can demonstrate that (a) the actual Conversion Rate for the plant (“Plant Conversion Rate”) and the actual Catalyst Consumption Rate for the plant (the “Plant Catalyst Consumption Rate”) on an ongoing basis is less than [*]% of the Design Conversion Rate and more than [*]% of the Design Catalyst Consumption Rate, the parties shall investigate the cause of such deficiency.  To the extent the deficiency is caused by a design or process approved by Rentech under Section 2.4, Rentech agrees to pay for the costs reasonably necessary to correct such deficiency, subject to Section 14.

6.3      Access.  Licensee will permit Rentech to have access to the Licensed Plant during construction and thereafter  (i) at all reasonable times upon prior notice for the purpose of determining whether all of Licensee’s undertakings pursuant to this section and elsewhere in this Agreement are being met and maintained and for the purpose of collecting samples of the Intermediate Hydrocarbon Products and Liquid Hydrocarbon Products; and  (ii) upon at least thirty days prior notice, for the purpose of showing the Licensed Plant during normal business hours, whether or not under construction or in operation, to Rentech’s prospective licensees, joint venturers, purchasers, construction contractors, consultants, lenders and others whose tour and inspection of such a plant might enhance the business of Rentech or its other licensees; provided, however, Licensee may reject any visitor who is a Competitor of Licensee or which in Licensee’s judgment poses a risk of unauthorized dissemination of Licensee Confidential Information.  Each visitor shall sign appropriate liability waivers and confidentiality agreements as Licensee shall require, which waivers and agreements are consistent with those Licensee imposes on its own licensees, joint venturers, purchasers, construction contractors, consultants, lenders, etc.

6.4      Disclosures.  Licensee agrees that Rentech shall be authorized to disclose to the public, including trade journals, that Licensee is planning to use or is using the Rentech Technology at the Licensed Plant, provided that any such disclosure shall be subject to Licensee’s prior approval, not to be unreasonably withheld, within one week of receiving a copy of the proposed disclosure, it being understood that failure of Licensee to respond shall be deemed an approval to disclose.

6.5      Responsibility For Standards.  Neither access to nor inspection of the Licensed Plant nor any preliminary engineering design provided in the form of FEED or otherwise, or other information provided by Rentech shall impose any duty upon Rentech to warn of, or make Rentech responsible or liable in any way, for errors, omissions or inadequate standards of Licensee or the consequences thereof.  Licensee agrees that it is solely responsible for such matters and further agrees to indemnify and hold Rentech and its agents harmless from all such claims, expenses and damages.

7.        Export Restrictions.  Licensee shall not export any aspect of the Rentech Technology.

8.        License Fee and Payment.

8.1      License Fee.  In consideration of the licenses granted hereunder, Licensee agrees to pay Rentech the fully paid up license fees stipulated in Exhibit B.  The license fees do not include consideration for any services provided pursuant to the Technical Services Agreement, or the supply of the Rentech Catalyst.

8.2      Payments.  All payments by Licensee to Rentech hereunder shall be payable in U.S. Dollars by wire transfer to Rentech at the bank account it designates.  Whenever any payment or calculation of payment due hereunder shall be stated to be due or made on a day that is not a business day, the payment or calculation shall be made on the immediately succeeding business day.  Payments shall not be considered to be made until the day they are received at Rentech’s final bank account that it designates for this purpose.  In the event any payment of any type by Licensee to Rentech shall at any time be overdue, Licensee shall pay interest to Rentech on any and all such late payments at the rate of four percent (4%) per annum above the prime rate of interest listed in the Wall Street Journal, Western Edition.  Interest shall be calculated on each late payment from the date it became due to the date of actual payment based on the prime rate as of the date the payment became due.  Payment of such interest shall be in addition to any of Rentech’s other rights under this Agreement resulting from Licensee’s default in making timely payments.  Interest shall accrue on late payments from the due date regardless of whether Rentech has given Licensee written notice of the default.

8.3      Taxes.  Licensee shall be responsible for and shall pay all sales, use, excise, value added or other such taxes or similar charges or levies (“Taxes”) that arise as a result of this Agreement, excluding any taxes based on Rentech’s income.

9.        Reports and Records.

9.1      Mechanical Completion, Commercial Operation.  Licensee shall, within five days after Mechanical Completion, Commercial Operation, and Financial Close of the Licensed Plant, notify Rentech in writing of the date that each such event occurred.

9.2      Records and Books of Account.  Licensee shall make and keep complete and accurate records and books of account describing all activities by it under this Agreement in sufficient detail to enable license fees payable to be determined.  The records shall be kept on a calendar semi-annual basis and on an annual basis.  These records shall include, without limitation, separate accounts or records on the production of the Licensed Plant, the quantities and composition of solid, liquid and gaseous hydrocarbons used or recycled into the operation process, and records showing the separate types, compositions and quantities of all Intermediate Hydrocarbon Products and Liquid Hydrocarbon Products produced.

9.3      Semi-Annual Production Report.  Licensee shall deliver to Rentech within twenty (20) days after June 30 and December 31 of each calendar year after Mechanical Completion, a written report for the Licensed Plant (“Production Report”), certified as being true and correct by the plant manager for the Licensed Plant and the financial officer of Licensee responsible for the Licensed Plant, describing for the applicable semi-annual period, the type, composition and quantities of all Intermediate Hydrocarbon Products and Liquid Hydrocarbon Products produced during such period, during each month during such period, and cumulatively for the calendar year to date, together with all other data necessary for the calculation of license fees.

9.4      Invoices For License Fees.  Rentech will invoice Licensee for the license fees due to Rentech pursuant to Exhibit B.  Licensee shall pay the full amount of each invoice to Rentech within thirty (30) days after the date of the invoice.

9.5      Verification and Right to Audit Reports.  Licensee shall deliver to Rentech such written evidence as Rentech may reasonably request to verify the accuracy of the Production Reports.  Rentech shall have the right, after twenty (20) days prior written notice and during normal business hours and at its expense, to, either itself or through a third party auditor designated by Rentech:  (i) visit the Licensed Plant,  (ii) confer with knowledgeable employees of Licensee to verify the reports and payments required by this Agreement; and  (iii) inspect, audit and copy Licensee’s records as may be reasonably necessary for Rentech to verify the accuracy of the Production Reports and the license fees payable hereunder.  If an audit reveals that Licensee owes additional license fees, the provisions of Exhibit B shall apply, subject to interest at the rate set forth in Section 8.2.  All information disclosed by Licensee as a result of an audit shall be subject to the Confidentiality Agreement.  This right to audit may be exercised at any time during the term of this Agreement (but no more often than semi-annually) and for a period of two (2) years after its expiration or termination.  Licensee shall retain its original books and records pertaining to the Licensed Plant for at least two (2) years after the entries were prepared.

10.      Confidentiality.  The Confidentiality Agreement shall be binding on Rentech and Licensee with respect to all matters relating to this Agreement, the Catalyst Purchase Agreement, and the Technical Services Agreement, except that the permitted use defined in Section 4 thereof will be deemed to include the performance of each party’s obligations under such Agreements.  Licensee agrees to be bound by the terms of the Confidentiality Agreement as if it were a party to it.  Any contractor or other party obtaining access to Confidential Information (including Rentech Know-How) shall deliver to Rentech a confidentiality agreement substantially in the form of the Confidentiality Agreement, or in another form reasonably satisfactory to Rentech.

11.      Protection of Licensed Technology.

11.1    Representations and Warranties.  Rentech represents and warrants that:

(a)	The Rentech Patents listed on Exhibit A constitute all patents owned by Rentech as of the Effective Date, except for those listed in Exhibit A as excluded from the definition of Rentech Patents.

(b)

Rentech has not received notice of, nor has it been served, been impleaded or otherwise been a party to or subject to, any written Claim challenging Rentech’s ownership of the Rentech Technology or Rentech’s right to license the Rentech Technology as contemplated by this Agreement, and to its knowledge no such Claim is pending or threatened, and Rentech has not served any written Claim to any third party for the purpose of verifying Rentech’s ownership of the Rentech Technology.

(c)

Rentech owns the Rentech Technology free of any liens, encumbrances or Claims, and  Rentech is not aware of any patents owned by third parties which are necessary to practice the claims in the Rentech Patents.

11.2    Defense of Licensed Patents.  As between Rentech and Licensee, Rentech shall have the sole right to defend at its sole expense all legal actions asserting the invalidity of any of the Rentech Patents, or to bring actions against third parties for the use or infringement of the Rentech Patents.  Subject to Section 13.3, the conduct of such actions shall be solely governed by Rentech, and Licensee agrees to fully cooperate and not to interfere with Rentech’s prosecution or defense of such actions.

11.3    Notification of Suit.  Licensee shall immediately notify Rentech of any suit or action wherein Licensee or any Affiliate of Licensee is named as a party, and which directly or indirectly relates to the use of the Rentech Technology.  As used in this Agreement, “Affiliate” means any corporation, person or entity that Controls, is Controlled by, or is under common Control with, a party to this Agreement, whether by ownership or otherwise. For purposes of this Agreement, “Control” and its derivatives means the ability to control the management of any entity through the ownership of more than 50% of the voting interests in such entity.

11.4    Licensee to Notify of Infringement.  Licensee agrees to notify Rentech of any actual or suspected unauthorized use or infringement of the Rentech Technology promptly upon becoming aware thereof.

11.5    Apportionment of Recoveries.  Any recoveries or settlement fees received from suits or settlements involving alleged or actual infringement of the Rentech Technology or any part of it shall be paid entirely to Rentech.

11.6    Patent Applications.  No entity other than Rentech or its designees shall file any patent application in any jurisdiction with respect to the Rentech Patents, including the Rentech Improvements, or any other aspect of the Rentech Technology.  Licensee shall, at the request of Rentech, execute such documents as may be appropriate for filing or recording in any jurisdiction to evidence Rentech’s rights in patents subject to this Agreement that Rentech may own, or to evidence Licensee’s status as licensed user.  Rentech may take action to register any patent with the appropriate governmental authorities in any jurisdiction, but shall not be obligated to do so.  Rentech’s inability or failure to obtain such a registration shall not be a breach of this Agreement.

11.7    Cooperation. Licensee will provide all reasonable assistance requested by Rentech in protecting Rentech’s rights in Rentech Technology, including by:  (a) providing such assistance, on behalf of itself and Licensee Personnel, as may be necessary to enable Rentech to secure any patents or Improvements with respect to the Rentech Technology; (b) executing such documents as may be necessary to secure Rentech’s rights in the Rentech Technology; and (c) becoming a party to any litigation action if such is required for the action to proceed.

12.      Limited Warranty.  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, LICENSEE ACKNOWLEDGES THAT THE LICENSES GRANTED HEREUNDER AND SERVICES  PROVIDED ARE GRANTED ON AN “AS IS” BASIS, AND RENTECH MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.      Indemnification.

13.1    Licensee Indemnity.  Licensee will defend Rentech and its Affiliates and its and their employees, directors, officers and agents, against any third party allegations, demands, disputes, suits, arbitrations, investigations, causes of action, proceedings or other claims (including individuals or persons previously affiliated with the indemnifying party, “Third Party Claims”) which are based on, and indemnify and hold harmless such persons and entities from all damages, liabilities, judgments, costs and expenses (including opposing party attorneys’ fees and court costs) and other such losses (“Losses”) finally awarded in connection with any such Third Party Claim to the extent caused by, any of the following:  (a) the design, construction or operation of the Licensed Plant, except to the extent Rentech is obligated to indemnify Licensee pursuant to Section 13.3(a); (b) any personal injury or property damage caused by Licensee or any of its Personnel, including in connection with the construction and/or operation of the Licensed Plant; (c) a failure of Licensee to comply with any laws, rules, regulations or other legal requirements (“Laws”) applicable to Licensee, including, without limitation, Laws applicable to the design, construction or operation of the Licensed Plant; or (d) the sale or use of Intermediate Hydrocarbon Products or Liquid Hydrocarbon Products.

13.2    Rentech Indemnity.  Rentech will defend Licensee and its Affiliates and its and their employees, directors, officers and agents, against any Third Party Claims which are based on, and indemnify and hold harmless such persons and entities from all Losses finally awarded in connection with any such Third Party Claim to the extent caused by, any of the following:  (a) any personal injury or property damage caused by Rentech or any of its Personnel; or (b) a failure of Rentech to comply with any Laws applicable to Rentech.

13.3    Infringement Indemnity.

(a)

Rentech will defend Licensee and its Affiliates and its and their employees, directors, officers and agents, against any Third Party Claims which are based on, and indemnify and hold harmless such persons and entities from all Losses finally awarded in connection with any such Third Party Claim to the extent caused by, the infringement or misappropriation, as applicable, of any third party intellectual property rights (including patents, trademarks, know-how, copyrights, and trade secrets) by or as a result of (i) the use of the inventions claimed in the Rentech Patents or (ii) the use of any Rentech Know-How.  In the event of any claim or threatened claim of infringement or misappropriation for which Rentech would be obligated to indemnify Licensee pursuant to this Section 13.3(a), then Rentech may, at its discretion, (i) obtain for Licensee, at no additional cost to Licensee, the right to use the applicable third party intellectual property, or (ii) modify Rentech Technology and/or modify or replace the applicable Rentech Know-How at no additional cost to Licensee to make it non-infringing; provided, however, any such modification shall provide functionality and performance of the FT Section at a level of functionality and performance at least as great as the previous technology.  In the event Rentech’s costs incurred in complying with Section 13.3(a) exceed the amounts set forth in Section 14.1(a), Rentech agrees to continue to cooperate with Licensee to defend Third Party Claims or provide non-infringing alternatives, provided that Licensee reimburses Rentech for any excess costs incurred.  If Rentech fails to protect Licensee as set forth above (i.e., defend and indemnify Licensee or exercise the rights in subsection (i) or (ii)), then Licensee may as an exclusive remedy terminate this Agreement on ninety (90) days notice, whereupon Rentech shall refund to Licensee Rentech’s remaining liability under Section 14.1(a), if any, less any costs or expenses incurred by Rentech pursuant to this Section 13.3(a).  The foregoing indemnity shall not apply to the extent a Third Party Claim results from the failure of Licensee to deploy and use the Rentech Technology in accordance with the written instructions of Rentech supplied to and agreed by Licensee on or before the completion of the test set forth in Section 2.7.

(b)

Licensee will defend Rentech and its Affiliates and its and their employees, directors, officers and agents, against any Third Party Claims which are based on, and indemnify and hold harmless such persons and entities from all Losses finally awarded in connection with any such Third Party Claim to the extent caused by, the infringement or misappropriation, as applicable, of any third party intellectual property rights (including patents, trademarks, copyrights, and trade secrets) by Licensee in connection with the design, construction or operation of the Licensed Plant, except to the extent Rentech is obligated to indemnify Licensee pursuant to Section 13.3(a) above.

13.4    Procedure.  The party entitled to indemnification (the “Indemnified Party”) will provide the party obligated to provide indemnification (the “Indemnifying Party”) with prompt notice of any Claim for which its seeks indemnification, provided that the failure to do so will not excuse the Indemnifying Party of its indemnification obligations except to the extent prejudiced by such failure or delay.  The Indemnifying Party will defend any such Claim and have the sole right to control the defense and settlement of such Claim, provided that the Indemnifying Party may not, without the Indemnified Party’s consent, enter into any settlement which admits guilt, liability or culpability on the part of the Indemnified Party.  The Indemnified Party will provide reasonable cooperation to the Indemnifying Party in defending any Claim.  The Indemnified Party may, at its sole expense, obtain counsel of its own choosing to monitor any Claim.

14.      Limitation of Liability.

14.1    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, RENTECH SHALL NOT BE LIABLE TO LICENSEE OR ITS AGENTS FOR:

(a)

CUMULATIVE LIABILITY FOR ANY AND ALL CLAIMS, LIABILITIES, DAMAGES, JUDGMENTS, COSTS AND PAYMENTS ARISING UNDER THIS AGREEMENT OR RELATED TO THE LICENSED PLANT IN EXCESS OF AN AMOUNT EQUAL TO [*] PERCENT ([*]%) OF THE TOTAL LICENSE FEES PAID UNDER THIS AGREEMENT; OR

(b)

INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER INCLUDING LOST PROFITS OR SAVINGS, ARISING OUT OF OR CONNECTED WITH THIS AGREEMENT OR THE LICENSED PLANT.

14.2    THE LIMITATIONS IN SECTION 14.1 WILL APPLY WHETHER OR NOT RENTECH HAS BEEN ADVISED OF OR SHOULD BE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

14.3    THE LIMITATIONS SET FORTH IN SECTION 14.1 SHALL NOT APPLY TO:  (A) VIOLATIONS OF CONFIDENTIALITY OBLIGATIONS HEREUNDER; (B) RENTECH’S OBLIGATIONS UNDER SECTIONS 13.2; OR (C) LIABILITY ARISING AS A RESULT OF DEATH, PERSONAL INJURY OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF RENTECH.

14.4    RENTECH SHALL HAVE NO LIABILITY FOR GUARANTEES OF PERFORMANCE THAT MAY BE ISSUED BY AN ENGINEERING COMPANY THAT PROVIDES ENGINEERING SERVICES FOR THE LICENSED PLANT UNDER ANY CONTRACT WITH LICENSEE OR ITS AGENTS OR CONTRACTORS.

15.      Insurance.  Licensee shall purchase and maintain in effect a policy of commercial, general liability insurance to protect Rentech with respect to the events related to this Agreement.  Such insurance shall: (i) list Rentech, its officers, directors, employees and agents, as additional insureds under the policy; (ii) provide that such policy is primary and not excess or contributory with regard to other insurance Rentech may have; (iii) be endorsed to include contractual liability coverage for Licensee’s indemnification under Section 13; and (iv) not be construed to create a limit of Licensee’s liability related to this Agreement to the amount of insurance coverage obtained.

16.      Term and Termination.

16.1    Term.  This Agreement shall commence on the date of this Agreement and shall continue so long as the Licensed Plant is operational, unless terminated earlier pursuant to this Section 16.

16.2    Defaults in Payment by Licensee.  If Licensee fails to pay any license fee to Rentech when it is due under this Agreement, or any other amount when due under this Agreement, then following such default, should Licensee fail to pay that amount in full within thirty (30) days after receiving written notice from Rentech of such default and Rentech’s intention to terminate the Agreement, default interest shall be payable, as previously provided in this Agreement, and, subject to resolution of any disputes pursuant to Section 17.4, this Agreement shall terminate on the date given in the written notice of default.

16.3    Defaults Other Than Payment.

(a)

Except as set forth in Section 16.3(b) below, if either Licensee or Rentech is in material breach as to any obligation hereunder that does not involve payment of a license fee or other amount of money due to Rentech, and should the breaching party fail to put into action, within forty-five (45) days after receiving written notice of the breach from the other party, and thereafter diligently pursue, a reasonable remedy designed to cure the material breach, then the non-defaulting party shall have any right or remedy available at law or in equity, including termination or cancellation of this Agreement (subject to Section 16.3(c) below), including without limitation, the right to maintain an arbitration proceeding against a breaching party for money damages or other relief, for any prior breach of the Agreement, or for breach of the whole Agreement or any unperformed balance thereof.

(b)

In the event (i) Rentech fails to complete the test described in Section 2.7 successfully, in accordance with the criteria prescribed therein and before the final date set forth therein, Licensee may within one hundred twenty (120) days after such date terminate this Agreement, such termination to be effective upon the date of Licensee’s notice; or (ii) Licensee is entitled to terminate the Agreement pursuant to 13.3, then the termination provisions set forth therein shall apply; or (iii) the Licensed Plant fails to perform as required in Section 6.2(c), then the termination provisions set forth therein shall apply.  Upon any termination pursuant to this Section 16.3(b), Licensee shall be free to pursue other technology at the Licensed Plant notwithstanding any other provision of this Agreement to the contrary.

(c)	Rentech shall have the right to terminate this Agreement pursuant to Section 16.3 only upon:

(i)	any knowing breach of Section 2.2.; or

(ii)	a default under Section 11.6, first sentence.

16.4    Failure to Enter Catalyst Purchase Agreement.  In the event that the parties fail to enter into any of the Catalyst Purchase Agreement by the dates provided herein, either party may terminate this Agreement by providing fifteen (15) days notice to the other party, provided that such right must be exercised within ninety (90) days after such failure.

16.5    Licensee Special Termination Rights.  After 5 years subsequent to the commencement of Commercial Operation of the Licensed Plant, Licensee may, at its sole option, terminate this Agreement if each of (a) and (b) occurs:

(a)   Licensee can demonstrate reasonably that the FT Section of the Rentech Technology is not as cost effective (i.e. catalyst cost, catalyst stability, the conversion rate of Synthesis Gas Precursors required per Intermediate Hydrocarbon Products produced) by [*]% or more compared to another bona fide technology that produces Intermediate Hydrocarbon Products from Synthesis Gas Precursors (“Alternative Technology”);

(b)   Licensee provides written notice to Rentech and Rentech fails to propose within 180 days a reasonable modification to the Rentech Technology to improve its cost effectiveness such that it is within [*]% of the Alternative Technology.

If (a) and (b) occur and Licensee terminates this Agreement, then Licensee will compensate Rentech by payment of a fee (“Cancellation Fee”) equal to [*]% of the Licensor Markup (as defined in the Catalyst Term Sheet) for the remaining term of the Licensed Plant, assuming a [*]-year life after Commercial Operation and assuming continued operation at the then current level of output, and then applying a [*]% discount rate per annum to determine the total dollar value of the Cancellation Fee as of the date of termination.  Such Cancellation Fee shall be payable by Licensee to Rentech within 30 days after written notification to Rentech of termination of the Agreement.  Following termination, Licensee shall be free to install any Fischer Tropsch technology or other technology in the Licensed Plant, notwithstanding any provision of the Site License to the contrary provided such technology does not infringe upon or rely upon the Rentech Technology, and, without limiting the generality of the foregoing, Licensee may no longer use the Synthesis Gas Reactor Modules, Primary Separation Modules, Rentech Catalyst or any other aspect of the Rentech Technology.

16.6    Failure to Reach Financial Close.  If upon the third anniversary of the Effective Date of this Agreement, Licensee has failed to achieve Financial Close, Rentech will have the right to terminate this Agreement.  Notwithstanding the foregoing, if Licensee exercises its right in Section 2.8 to change the location of the Licensed Plant, the deadline set forth in the preceding sentence will be extended by twelve (12) months.

16.7    Winding Down.  On the effective date of termination of this Agreement, the right and license granted herein to Licensee shall terminate.  Licensee shall promptly return to Rentech or its designated assignee, at the place specified by Rentech or its designated assignee, all Rentech Catalyst in inventory, and all Rentech Confidential Information.  Rentech will purchase the Rentech Catalyst to be returned at a price equal to the payment made by Licensee for the catalyst.  Unless the Agreement is terminated for default by Rentech, Licensee will arrange and pay for shipping and insuring the return of the Rentech Catalyst to Rentech or its designated assignee.

16.8    Continuing Obligations.  It is understood and agreed that termination of this Agreement shall not relieve either party of any obligation arising under this Agreement prior to termination, including but not limited to the payment of license fees and other sums of money that have accrued prior to the termination, or which accrue thereafter pursuant to the terms of this Agreement. After termination of this Agreement, Rentech shall have no obligation to refund any money paid to it under this Agreement.  In addition, the following provisions will survive any termination of this Agreement:  Sections 1 (Definitions), 2.2 (Restrictions) (other than Sections  2.2(iii), 2.2(iv) and 2.2(vi) if this Agreement is terminated by Licensee pursuant to Section 16.3(a) or (b)), 3 (Ownership), 4 (Technical Services Agreement) (but solely with respect to the license of Licensee Know How to Rentech), 5.1 (Rentech Plants and Rentech Modules-Design and Construction), 8 (License Fees and Payment, but only with respect to amounts due as of the effective date of termination), 10 (Confidentiality), 11.2, 11.3, 11.5 and 11.6 (Notification of Suit and Patent Applications), 12 (Limited Warranty), 13 (Indemnification), 14 (Limitation of Liability), 16.7 (Winding Down), 16.8 (Continuing Obligations), 17 (Arbitration and Injunctive Relief), and 18 (Miscellaneous).  Neither party shall be liable for damages of any kind as a result of properly exercising its respective right to terminate this Agreement according to the terms and conditions of this Agreement.  In addition, if this Agreement is terminated, Licensee shall be liable for no further license fees under this Agreement other than those which have accrued as of the effective date of termination.

17.      Arbitration and Injunctive Relief.

17.1    Procedure for Arbitration and Judgment.  Any dispute or claim arising out of or relating to this Agreement or a breach of it, including its interpretation, performance or termination, that the parties are unable to resolve within sixty days after written notice describing the dispute or claim given by one party to the other, shall be finally resolved by arbitration.  After the sixty-day period, either party may submit the dispute or claim to arbitration by giving the other party written notice that it is submitting the issue to arbitration.

17.2    Conduct of Arbitration.  The arbitration shall be conducted in the English language in accordance with the Commercial Rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority.  In the event of any conflict between the rules and this section, the provisions of this section shall govern.  The arbitration, including the rendering of the award, shall take place in New York, New York, USA, which shall be the exclusive forum for resolving the dispute or claim.  The parties shall allow and participate in discovery in accordance with the United States Federal Rules of Civil Procedure.  The arbitration shall be conducted promptly after submission of arbitration and even if one party fails or refuses to participate.  Unresolved discovery disputes and other motions may be submitted to the chair of the arbitration panel and may be finally disposed of by the chair of the panel.  An arbitration award shall be in writing and specify the factual and legal basis for the award, and shall be accompanied by a reasoned opinion.  The decision of the arbitrator or arbitrators shall be final and binding upon the parties to this Agreement, and the expense of the arbitration (including without limitation the award of attorneys’ fees to the prevailing party) shall be paid as the arbitrator or arbitrators determine.

17.3    Claims for Less Than $100,000 U.S. or for $100,000 U.S. or More.  In the event any such dispute or claim involves a claim of damages for less than One Hundred Thousand Dollars ($100,000 U.S.), the arbitration shall be conducted by one arbitrator appointed from among no more than four nominees, two of whom may be nominated by each party.  The nominees shall either be gas process engineers knowledgeable in Fischer-Tropsch process technology who are licensed to practice engineering in at least one of the states of the United States or attorneys who are licensed members of the U.S. Patent Bar.  In the event any dispute or claim involves a claim of damages for One Hundred Thousand Dollars ($100,000 U.S.) or more, the arbitration shall be conducted by three arbitrators, one to be appointed by Rentech, one to be appointed by Licensee and a third to be selected by the two arbitrators so appointed or, if they cannot agree on a third arbitrator within forty-five days after the first has nominated an arbitrator, by the administrator of the New York, New York American Arbitration Association district; provided, however, at least one of the arbitrators shall be an attorney who is a licensed member of the U.S. Patent Bar.  In the event that either party does not appoint its arbitrator within one month of notice to it of the submission to arbitration by the other party, such arbitrator shall be appointed by the administrator of the New York, New York American Arbitration Association district.  Decisions of the single arbitrator, if there is only one, or of any two of the three arbitrators, shall be deemed the decisions of the arbitrators.  If there are three arbitrators, the last one selected shall be the chair of the arbitration panel.  A single arbitrator shall have the authority of the chair of the panel.

17.4    Determination of Payments Due.  A good faith dispute concerning the determination or calculation of payments due to Rentech shall not cause termination of this Agreement if Licensee submits to binding arbitration in accordance with this Agreement, and continues to perform all other obligations and pay all other sums to Rentech when and as required under this Agreement.  The fact that the deposit was made shall not prejudice the arbitrator’s decision regarding the dispute in payments.  If the arbitrators award all or any part of the disputed payments to Rentech, those payments, plus interest on them from the date they were originally due, at the maximum legal rate in New York, must be paid to Rentech within thirty (30) days from the date of the arbitration award or this Agreement shall terminate at the end of the thirty (30) day period.

17.5    Entry of Judgment.  Each party hereby submits itself to the jurisdiction of the courts of the place where arbitration is held.  Judgment upon the award of the arbitration may be entered in any court where the arbitration takes place or in any court having jurisdiction thereof, and application may be made to any court for a judicial acceptance of the award and order of enforcement.  If the Licensee is not a citizen of the United States, the parties acknowledge that this Agreement and any award rendered pursuant to it shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, or its replacement.

17.6    Judicial Action For Specific Performance or Injunction.  Notwithstanding anything contained in this Agreement to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights under this Agreement through rectification of contract, order compelling an audit, specific performance, injunction or other equitable relief.  An order issued by a court to bar a breach of the provisions of confidentiality shall not preclude an award of money damages for the breach.  The parties irrevocably submit to the jurisdiction of the state or federal courts of New York, New York for these purposes; provided, however, that nothing herein shall preclude either party from instituting proceedings for these types of relief against the other party or anyone acting by, through or under the other party in any country or place that has jurisdiction for the purpose of protecting and enforcing the instituting party’s rights under this Agreement.  Nothing shall limit the right of either party to serve process in any manner permitted by law.  Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue in the state or federal courts of New York, New York and further irrevocably waives any claim that New York, New York is not a convenient forum for any such suit, action or proceeding.

18.      Miscellaneous.

18.1    Assignment.

(a)

Any assignment of this Agreement shall be subject to the prior written consent of the other party, not to be unreasonably withheld or delayed; provided, however: (1) this Agreement shall be assigned to any direct purchaser of the Licensed Plant other than one that is a Competitor of Rentech; (2) consent will not be required for an assignment to a successor by merger or to the acquirer of all or substantially all of the assets or stock (or other equity) of a party, provided in each case the assignee is not a Competitor of the other party.

(b)

The assigning party shall continue to be liable for all duties, obligations and liabilities under this Agreement to the extent not performed by the assignee; and any direct or indirect assignee of this Agreement shall at the request of the non-assigning party affirm in writing that this Agreement is in full force and effect and binding on the assignee as written.

(c)

Rentech in no case shall assign this Agreement to an entity to which all of Rentech’s right, title and interest in and to the Rentech Technology has not also been concurrently assigned, and neither party shall assign this Agreement to a Competitor of the other party.

18.2    Collateral Assignment by Licensee; Other Matters.

(a)

Licensee may pledge its rights under this Agreement as collateral in connection with any financing of the Licensed Plant, and Rentech hereby agrees to enter into customary direct agreement with the financing parties.

(b)	This Agreement does not include the right, by implication, estoppel or otherwise, to sublicense the Rentech Technology applications to a third party.

18.3    Third Parties.  The parties intend to confer no benefit or right on any person not a party to this Agreement.  No third party shall have the right to claim the benefit of any provision hereof as a third party beneficiary of any such provision.

18.4    No Other Relationship.  Nothing in this Agreement shall be deemed to create an agency, joint venture, partnership, franchise or similar relationship between the parties hereto.  Each party shall conduct all business in its own name as an independent contractor.  Neither party shall be liable for the representations, acts, or omission of the other party contrary to the terms of this Agreement.  Neither party has the right or power to act for or on behalf of the other or to bind the other in any respect whatsoever, other than as expressly provided for herein.

18.5    Dollar Transaction.  All payments shall be made in U.S. Dollars, and payment obligations shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise.

18.6    Finder’s Fees.  Rentech and Licensee represent that there are no broker’s commissions, finder’s fees or other like amounts payable with regard to this transaction for which the other party is responsible.  Rentech and Licensee agree to indemnify and hold the other harmless from and against all liability, claims, damages and costs of any kind arising from or connected with any broker’s commissions or finder’s fee or charge claimed to be due any person arising from the indemnitor’s conduct with respect to this Agreement.

18.7    Costs.  Each party shall bear its own costs and expenses related to the preparation and negotiation of this Agreement.

18.8    Rights, Powers, Remedies Cumulative; Waiver; Time.  Each and every right, power and remedy specified in this Agreement shall be cumulative and in addition to every other right, power and remedy existing now or hereafter at law, in equity, or by statute.  Each and every right, power and remedy may be exercised from time to time and as often and in such order as may be deemed expedient by a party.  The exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.  It is expressly understood and agreed that time is of the essence of this Agreement, and that no delay or omission by a party in the exercise of any right or power, or in the pursuit of any remedy, shall impair any right, power or remedy, or be construed to be a waiver thereof, nor shall the acceptance by a party of any payment required under this Agreement be deemed a waiver of any right, power or remedy in the future.

18.9    Notices.  Any notice, payment, request, demand or other communication hereunder shall be in writing and, except as provided for service of process in this Agreement, shall be deemed to have been duly given when  (i) delivered personally to the party to be notified; or (ii) when sent if sent by facsimile transmission with confirmation that the facsimile message was received by the facsimile machine of the party to be notified, (iii) one business day after sending if sent by a nationally recognized overnight carrier; (iv) three business days after sent by ordinary mail, postage paid, to the party to be notified,  or (v) five business days after sent by registered or certified mail, postage paid, to the party to be notified, at the address set forth below.  Either Rentech or Licensee may change its address, facsimile number or representative upon written notice to the other party.  A letter duplicating a facsimile transmission previously marked as received by the facsimile machine of the other party shall not extend the time by which the notice was given.

Rentech:	Licensee:
Chief Executive Officer	Medicine Bow Fuel & Power LLC
1331 17th Street, Suite 720	2 Riverway, Suite 1760
Denver, Colorado 80202-1557	Houston, Texas 77056
Facsimile: (303) 298-8010	Attn: Bob Kelly
Facsimile: 713-355-3201

With copy to:

General Counsel
1331 17th Street, Suite 720
Denver, Colorado 80202-1557
Facsimile: (303) 298-8010

18.10    Governing Law.  The provisions of this Agreement and all rights and obligations hereunder shall be governed in all respects by the law of the state of New York, USA, without regard to principles of conflicts of laws.

18.11    Table of Contents and Headings.  Any table of contents accompanying this Agreement and any headings contained herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.

18.12    Integration.  This Agreement represents the entire agreement of the parties with respect to the subject matter described in it and supersedes all prior correspondence, conversations, negotiations and understandings with respect to those subjects, except as to agreements for confidentiality or other written agreements referred to in this Agreement.

18.13    Construction.  This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement, or any portion of it.

18.14    Invalidity of Provision.  If any of the provision of this agreement shall be held by an arbitrator or a court or administrative agency of competent jurisdiction to contravene the laws of any country, it is agreed that such invalidity or illegality should not invalidate the whole Agreement, but this Agreement shall be construed as if it did not contain the provision or provisions held to be invalid or illegal in the particular jurisdiction concerned, and insofar as the construction does not affect the substance of this Agreement and the rights and obligations of the parties to it, it shall be construed and enforced accordingly.  In the event, however, that the invalidity or illegality substantially alters the relationship between the parties and adversely affects the interest of either party, the parties shall negotiate a mutually acceptable alternative provision not conflicting with such laws.

18.15    Further Assurances.  Each party shall execute and deliver all further documents and instruments and take all such further actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

18.16    Counterparts.  This Agreement may be executed in several counterparts, and all copies so executed shall constitute but one and the same agreement, which shall be binding on all the parties hereto notwithstanding that less than all of the parties may have signed the original or the same counterpart.

IN WITNESS WHEREOF, the parties have executed duplicate originals of this Agreement by their duly authorized representatives or officers as of the date given in the introductory paragraph.

RENTECH, INC.		MEDICINE BOW FUEL AND POWER LLC

	/s/ Claude C. Corkadel III		/s/ Jon C. Doyle

Name:	Claude C. Corkadel III	Name:	Jon C. Doyle
Title:	Vice-President, Strategic Programs	Title:	Executive Officer

EXHIBIT A – PATENTS

U.S. Patent No.	Date of Issue	Title	Summary

5,324,335	06/28/94	Process for the Production of Hydrocarbons	Oxygenated diesel additive with <2% oxygen

5,500,449	03/19/96	Process for the Production of Hydrocarbons	Thermal cracking of wax

5,504,118	04/02/96	Process for the Production of Hydrocarbons	Catalyst manufacturing and activation

5,506,272	04/09/96	Process for the Production of Hydrocarbons	Oxygenated diesel product with >2% oxygen

5,543,437	08/06/96	Process for the Production of Hydrocarbons	CO2 recycle and variable syngas

5,620,670	04/15/97	Process for the Production of Hydrocarbons	CO2 recycle apparatus

5,621,155	04/15/97	Process for the Production of Hydrocarbons	CO2 recycle method

5,645,613	07/08/97	Process for the Production of Hydrocarbons	Oxygenated diesel additive with 2% oxygen

5,763,716	06/09/98	Process for the Production of Hydrocarbons	FT reactors in series

6,068,760	05/30/00	Catalyst/Wax Separation Device For Slurry Fischer-Tropsch Reactor	Dynamic settler for wax/catalyst separation

6,306,917	10/23/01	Process for the Production of Hydrocarbons, Power, and Carbon Dioxide from Carbon-Containing Materials	Hydrocarbons, power, and CO2

6,380,268	04/30/02	Plasma Reforming/Fischer-Tropsch Synthesis	Plasma syngas generator

6,534,552	03/18/03	Producing Liquid Hydrocarbons from Natural Gas	Hydrogen recycle

6,627,666	09/30/03	Fischer-Tropsch Synthesis Using Industrial Off Gas Feedstreams	Industrial off-gas

U.S. Patent No.	Date of Issue	Title	Summary

6,632,846	10/14/03	Integrated Urea Manufacturing Plants and Processes	Urea production (1)

6,712,982	03/30/04	Method of Removing Catalyst Particles from Wax	Dynamic settler improvement, method

6,730,221	05/04/04	Dynamic Settler	Dynamic settlement improvement, apparatus

6,809,123	10/26/04	Production of Hydrogen and Higher Hydrocarbons	Method to improve production with Kolbel-Engelhardt reaction

6,838,487	01/04/05	Method and apparatus for regenerating an Iron-Based FT Catalyst	Catalyst regeneration

6,976,362	12/20/05	Integrated Fischer-Tropsch and Power Production Plant with Low CO2 Emissions	A plant for producing Fischer-Tropsch liquids and electrical power with greatly reduced emissions of carbon dioxide to the atmosphere.

Misc		Other Applications Pending

(1) This patent is not included in the Rentech Patents and not subject to the licenses granted hereunder.

EXHIBIT B - SCHEDULE OF FEES

1.        Initial License Fee.

1.1      Amount.  Licensee will pay an initial license fee based on the greater of [*], or [*] barrels per day.  The initial license fee will be based on the following table.  For the avoidance of doubt, if the capacity is [*] barrels per day, the initial license fee will equal $[*] ($[*] x [*] barrels + $[*] x [*] barrels).  The references to barrels in the following table are barrels of Intermediate Hydrocarbon Products.

Production Capacity	Price Per Barrel of Capacity

Production capacity up to 10,000 bpd	$[*] U.S. per bbl in this range

Production capacity between 10,001 and 20,000 bpd	$[*] U.S. per bbl in this range

Production capacity between 20,001 and 30,000 bpd	$[*] U.S. per bbl in this range

Production capacity between 30,001 and 50,000 bpd	$[*] U.S. per bbl in this range

1.2      Timing.  The initial license fee shall be payable according to the following schedule:

Event	Percent of Initial License Fee Due

Financial Close, currently scheduled for the second quarter of 2006	[*]%

Delivery of the first Fischer-Tropsch (“FT”) reactor module to Licensee (if such module is built off site) or the delivery of the external wall parts for the first FT reactor module to Licensee (if such module is to be built on site)

[*]%

Mechanical Completion of the Licensed Plant	[*]%

90 days following Commercial Operation of the Licensed Plant at full capacity	[*]%

2.        Subsequent License Fees.

2.1      Increases in Existing Capacity.  As of Commercial Operation, if during any semi-annual period ending on June 30 or December 31 of any calendar year, the actual production, as defined by averaging the [*] ([*]) consecutive days during that period with the greatest daily production, increases by more than [*] percent ([*]%) above the then current capacity licensed and for which license fees have been paid, Licensee will (a) be subject to additional license fees to cover this increased capacity, and, concurrent with the semi-annual records required to be maintained by Licensee pursuant to Section 9.2 of the Agreement, (b) notify Rentech of this capacity increase.  Rentech will provide an invoice to Licensee covering the incremental license fees due, as calculated using the table in Section 1.1 of this Exhibit, and subject to any adjustments referenced in Section 3 of this Exhibit.

2.2      Design Increase in Production Capacity (Expansion).  If the Licensee approves the expansion of the production capacity through the addition of new Fischer Tropsch reactors in the Licensed Plant beyond the then current amount licensed, Licensee shall notify Rentech of such event within thirty (30) days of approval. At that time, Licensee shall include with such notification the estimated dates for similar events as listed in the table in Section 1.2 of this Exhibit corresponding with the approved expansion. Rentech shall provide an accounting of the total incremental license fees due, as calculated using the table in Section 1.1 of this Exhibit, and subject to any adjustments referenced in Section 3 of this Exhibit. Payment of additional license fees will be invoiced and paid consistent with the terms of this Agreement and using a schedule similar to that cited in Section 1.2 of this Exhibit for the initial license fees paid.

3.        License Fee Adjustments.  License fees set forth in this Exhibit, as applicable to any expansion pursuant to Sections 2.1 or 2.2 (it being understood that the license fees for the initial designed capacity of the Licensed Plant shall not be escalated), will be adjusted in accordance with this Section 3 as of the date that they become due, based on the change in the All Commodities Producer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics (the “PPI”) as of two (2) months previous to the date such amount is due, versus the PPI as of the Effective Date.  The following formula shall apply:

A = B x [C / D], where:

3.1      A = the new license fee;

3.2      B = the fee stated in this Exhibit;

3.3      C = the PPI for the most current month available as of the date of notice for the additional capacity; and

3.4      D = the PPI as of Effective Date.

EXHIBIT C:  PDU TEST PROCEDURES AND STREAM CHARACTERISTICS

Product Development Unit (“PDU”) Description

Facility Location

The planned location for the PDU is Rentech’s Sand Creek site, located in Commerce City - a northern suburb of Denver adjacent to Suncor’s existing refinery. Originally used as a 250 ton per day methanol production facility which operated during the 1990s. The blue outline (right) shows the location of the current methanol equipment.

PDU Description

The PDU is a stand-alone, integrated plant capable of producing 10-15 barrels per day (bpd) of Fischer-Tropsch (FT) liquids including naphtha, ultra-clean burning diesel and aviation fuels. The process plant includes coal gasification and gas clean-up, synthesis gas conversion using Rentech’s proprietary and patented Fischer-Tropsch technology and product upgrading.

PDU Objectives

In addition to producing large quantities of product for testing, operation of the PDU is designed to demonstrate the value of Rentech’s FT technology to potential customers, partners and other stakeholders. It will allow the Company to address the scale-up issues attendant with commercializing the FT technology and it will be the first fully integrated facility in the US capable of providing fuels for testing from a continuous coal-based FT process. A facility of this size can demonstrate unit reliability, efficiency and flexibility under varying conditions using multiple feedstocks to confirm previous results from other test environments. It will be the basis for creating operating procedures for larger commercial-sized units and can/will be used as an operator training facility.

PDU Design	Below is a simple flow sheet for the proposed PDU unit.

Gasification

The coal gasification unit is being built by Bio Conversion Technology LLC, a local Denver company. The designed unit is capable of converting 20-35 tons per day of various carbon bearing materials to synthesis gas (syngas), a mixture of carbon monoxide (CO) and hydrogen (H2). Possible feedstocks include a wide variety of coals, petroleum coke, tires, wood waste and other bio-mass materials. Since this is not an oxygen blown system, the gasifier will produce a higher than needed H2:CO ratio syngas, potentially in excess of 2.5:1. It will also produce a syngas requiring gas clean-up of sulfur, CO2, C6+, and other potential contaminants. While this adds to the cost of the front-end, and reduces the fuel efficiency of the overall unit, it is an excellent demonstration of the ability for Rentech’s catalyst and FT system to operate in an efficient and environmentally sound manner.

The goal is to remove any contained sulfur to less than 1 ppmv and then route the syngas through a CO2 removal unit to reduce the CO2 level to less than 5%. A hydrogen membrane will be used to extract excess hydrogen to meet a target H2:CO ratio of between 0.8-1.0 in order to simulate typical syngas streams from other conventional gasification processes.

The unit will be built specifically for Rentech by Bio-Conversion LLC. Estimated delivery of the gasification module to Sand Creek is June, 2006. Once in-place, local support will be provided by Bio-Conversion.

Fischer-Tropsch

The Fischer-Tropsch section uses Rentech’s patented and proprietary technology. The planned reactor will produce up to 15 barrels per day of unrefined (crude or intermediate) FT products using one 16” diameter by 115’ tall FT slurry reactor. While smaller in diameter than a commercial scale unit, the height is similar. The excess hydrogen will be removed from the syngas prior to the FT reactor.

The picture at the right is one of two FT reactors that were located at Rentech’s Pueblo Plant and were operated in 1992 and 1993. By comparison, these reactors were designed to produce 230 bpd of crude FT products and   were 72” in diameter by 55’ tall. The FT reactor module was designed, fabricated, installed and operated by Rentech. At that time the two reactors were the world’s largest FT slurry reactors and are still the largest ever operated outside of South Africa. Rentech is working with Zeton - a Canadian company with a strong reputation in modular design and construction – regarding the possible construction of this unit using road transportable skid modules.

Product Upgrading

The crude FT products will be processed via an onsite product upgrading unit to produce saleable Fischer-Tropsch products.  Storage will be provided for both crude and final products.  The upgrading unit will run on a continuous basis from intermediate product storage tanks located within the existing containment area.  The products are expected to be FT naphtha, ultra-clean burning FT diesel and aviation fuels for the DoD. The design of a skid based upgrading unit has been completed by Zeton and they have now been awarded the contract to construct the final unit using UOP technology as a basis. UOP, ex Chicago, IL, has been involved in the development process to assure that the final design has sufficient flexibility to effectively operate under a wide range of conditions.

Project Timing

Long lead items have been ordered. It is anticipated that the entire design and construction of the PDU project will be completed by late 2006 with an additional 3-4 months required for start-up and unit stabilization. The total system will be delivered and initiated on a phased basis with the gasifier first arriving in mid-year, the FT section in September and the upgrading section by year-end. Each can begin the integration and start-up process as it is received.

While the existing permits needs to be revised, there are no obvious permitting issues for this location. The proposed timeline is as follows:

Stream Characteristics

Syngas Quality

Syngas quality is critical to the design and efficiency of the FT reactor. Based on historical research and development work completed in both lab scale (Rentech BCR) and semi-commercial scale facilities (Synhytech), the following are scoping-basis only syngas feed specifications.  These specifications will be optimized for licensee’s facility during the feasibility study and FEED and validated during the PDU testing phase.

	H2:CO - Ratio	[*]
	CO2 - % - Once Through Operation	[*]
	Recycle Operation	[*]
	Total Sulfur – ppmv	[*]

	N2 & Argon - %	[*]
	CH4 - %	[*]
	CH2+ - %	[*]
	Ammonia - ppmv	[*]
	Mercury – ppmv	[*]
	Halogens – ppmv	[*]
	Arsenic, as AsH3 – ppmv	[*]
	HCL – ppmv	[*]
	Ni(CO)4 – ppmv	[*]
	HCN – ppmv	[*]

Conditions for syngas delivered to the FT unit are:

Temperature – [o]F [*]
Pressure – PSIG [*]

Product Description	There are three main product collections that constitute the Intermediate Hydrocarbon Products which are noted in the process diagram in Exhibit D:

	FT1	A light, crude naphtha or light distillate with a bulk hydrocarbon range of C5 to C9. The light distillate cut also contains alcohols, acids, ketones and aldehydes.

	FT2	A crude middle distillate in the diesel or jet range with a bulk hydrocarbon range of C10 to C19, also containing alcohols, acids ketones and aldehydes.

	FT3	A heavy wax stream with a typical hydrocarbon range from C20 to in-excess of C100.

All of these products, when measured in volume, are based on the density (specific gravity) at a standard temperature of 60[o] F.

Plant Parameters

Under Sections 2.7 and 6.2 of this agreement, there are three levels of operating parameters defined. The first is a set of minimum standards by which Rentech’s technology and its ability to perform is judged. The second is a set of design parameters developed on the basis of the results from the preliminary engineering and PDU test using Licensee coal. The third is a range outside of the design parameters which would define limitations on the acceptable operating range of the technology once the actual unit is operating. Only the minimum standards and the ranges are set at the time of agreement execution.

The minimum conversion rate is set at [*] pounds of collected Intermediate Hydrocarbon Products per pound-mole of CO feed into the FT reactor. All measurements are done on a mass basis to eliminate errors from density conversion. The Intermediate Hydrocarbon Products measured are collected at points FT1, FT2, and FT3 as shown on the process diagram in Exhibit D, and generally consistent with the definitions above.

The maximum catalyst consumption rate is defined as the rate of catalyst addition required per unit production to maintain a constant conversion rate at or above the minimum conversion rate listed above. The maximum catalyst consumption rate is [*] pounds per thousand (1,000) pounds of Intermediate Hydrocarbon Product collected

After the facility is in operation, and lined-out to an equilibrium level, actual operating data will be collected. If the Plant Conversion Rate cannot be maintained at levels greater than [*]% of the Design Conversion Rate while the Plant Catalyst Consumption Rate is not greater than [*]% of the Design Catalyst Consumption Rate, then the provisions of Section 6.3 (c) are invoked.

Test Procedures

PDU Testing

As stated above, the objectives for the PDU (in addition to making product) is to test various coals and develop a series of operating parameters to optimize the performance of Rentech’s FT technology on a coal feedstock.

Process for Testing	Key steps to running the Licensee test per Section 2.7:

FT Unit Preparation – As part of the start-up program for the PDU, syngas will be charged to the reactor for a period of time to condition the catalyst and reach equilibrium for its activity. This will be done using a reference coal, such as a local Powder River Basin coal or an Illinois Basin coal. It’s expected that this unit line-out will take at least 3 months from initial charge of syngas to the reactor.

Coal Supply – The unit is designed to operate at a maximum consumption of 25 TPD. In order to maintain ongoing operations without unit trips, an inventory of roughly 100-200 tons should be on hand at all times. Initially, coal deliveries are expected to be via truck only, although rail delivery may be available in the future.

Operating Transition – For best results, the unit will transition from the reference coal to the Licensee coal over a several day period. Adjustments in gas clean-up will need to be made as well as control of the H2:CO ratio to meet the target levels. A critical risk at this juncture could be an excursion of contaminants into the catalyst reactor from inadequate capture in gas clean-up; therefore the transition must be on a controlled basis.

Operating & Results Reporting – Once the system is operating on a relatively equilibrium basis, sampling of the syngas input and production output will be conducted on a 24 hour basis. Data required to accurately calculate the Test Conversion Rates will be collected over at least 5 separate 24 hour periods.

Catalyst loss in the secondary filtration system will be calculated and make-up added to maintain a constant catalyst load in the reactor. Once the conversion degradation has been quantified, additional catalyst will be added to maintain a constant conversion rate. The sum of catalyst loss in the filtration process as well as catalyst make-up from other losses will be used to determine the loss per barrel of production over a weekly basis.

Successful Test

The tests will be deemed successful and confirm the desired design condition if at least 5 reporting periods show a conversion rate in excess of the Minimum Conversion Rate set at [*] pounds of Intermediate Hydrocarbon Products per pound-mole of CO; and concurrently, the catalyst make-up required to meet these conversion rates is no more than [*] pounds per thousand pounds of Intermediate Hydrocarbon Products, as measured over a one week period during which at least 2 of these reporting periods occurred.

Design Parameters

It is recognized and agreed that the Design Parameters being developed from this testing are not a mathematical average of all results, but rather an assessment of realistic targets for actual operations based on process trend information and good engineering practice.

Reported results	Licensee will be provided a report within 30 days of the end of testing which includes:

	1.	A summary of all actual test data on an average basis,

	2.	The new design parameters developed by Rentech and required as referenced in Section 2.7, with supporting documentation as to how these figures were developed,

	3.	A general summary of operating results and recommendations for further testing needs, if required.

The licensee may have a representative in attendance during this period of testing, recognizing that all results fall under the confidentiality provisions of the agreement.

EXHIBIT D:  FT SECTION

EXHIBIT E:  CATALYST TERM SHEET

a.	Licensee: Medicine Bow Fuel & Power LLC

b.	Licensor: Rentech, Inc.

c.

Quantity:  Licensee will purchase the necessary catalyst from Licensor in quantities required at the Project.  The Licensor will be obligated to deliver the catalyst subject only to force majeure events to be set forth in the Catalyst Purchase Agreement; otherwise, Licensor will provide replacement catalyst to Licensee at the agreed-upon price in the Catalyst Purchase Agreement.

d.	Term: The Catalyst Purchase Agreement will terminate concurrently with the Site License Agreement.

e.

Price: The catalyst price will be agreed upon between the Parties; however, the price structure will include the sum of the following (broken down by category): (i) manufacturer cost, (ii) the manufacturer’s reasonably commercial markup or profit, and (iii) Licensor’s markup for oversight services (“Licensor’s Markup”).  The Licensor’s Markup will be equal to a fixed amount of [*] ($[*]) per pound of catalyst, adjusted for inflation in a similar manner as the license fee adjustment cited in Exhibit  B  of the Site License Agreement. However, during the course of any year, the Licensor will not be compensated on extra catalyst sales required should the Actual Catalyst Conversion Rate exceed the Maximum Catalyst Conversion Rate as stipulated in Section 2.7 of the Site License Agreement - which is roughly equivalent to [*] of catalyst per barrel of Intermediate Hydrocarbon Product. As such, the maximum total Licensor’s Mark-up for the year collected by the Licensor shall not exceed a value equal to the Licensor’s Mark-up times the total actual barrels produced during that annual period, taking in to account adjustments in inventory. For example, if in any given calendar year the annual production of Intermediate Hydrocarbon Products is equal to [*] barrels, then the maximum total Licensor’s Mark-up is set at an inflation adjusted $[*] times [*] barrels or $[*]. If it takes [*] pounds to manufacture that volume ([*] pound per barrel), the total Licensor’s Mark-up is $[*], if it takes [*] pound to produce that volume ([*] pounds per barrel), the total Licensor’s Mark-up is capped at $[*]. Any overage billed during any annual period will be refunded within 30 days of receipt of the year-end semi-annual report.  Additionally, Licensee acknowledges that the selected catalyst manufacturer may not agree to provide the catalyst on a cost plus basis, but instead, may propose a fixed price per pound, in which case subsections (i) and (ii) will be deemed replaced by such amount, subject to the agreement of Licensee and Licensor.

f.

Qualified Catalyst Manufacturer:  Licensee will have the right to nominate an alternative catalyst manufacturer, and Licensor will use reasonably commercial efforts to certify if such manufacturer meets all standards as a qualified vendor to supply catalyst under the Catalyst Purchase Agreement.  The Catalyst Purchase Agreement will detail a general process and timing of the certification process and notification process by Licensee to Licensor regarding the selection of the qualified catalyst vendor. While Licensor will use commercially reasonable efforts to provide Licensee with catalyst of optimum value for the Project, whether from its own supply sources or from any qualified alternative supplier, Licensor will retain the ultimate right to select the source of catalyst.  Nothing in this agreement will obligate Licensor to default on existing supply agreements nor divert supply away from in-house facilities built specifically to supply Licensee and other customers. Should an alternative supplier be approved and selected for supply, all catalyst sales will continue to be between the Licensor and the Licensee per this agreement, and not with the alternative source.

g.

Qualified Catalyst:  Licensee will have the right to nominate an alternative catalyst, and Licensor will use reasonably commercial efforts to certify if such catalyst meets all standards as a qualified alternative to the Rentech catalyst for supply under the Catalyst Purchase Agreement without materially altering the Rentech Technology.  The Catalyst Purchase Agreement will detail a general process and timing of the certification process and notification process by Licensee to Licensor regarding the selection of the qualified catalyst. While Licensor will use commercially reasonable efforts to provide Licensee with catalyst of optimum value for the Project, Licensor will retain the ultimate right to select the catalyst. Nothing in this agreement will obligate Licensor to default on existing supply agreements nor divert supply away from in-house facilities built specifically to supply licensee and other customers. Should an alternative catalyst be approved and selected for supply, all catalyst sales will continue to be between the Licensor and the Licensee per this agreement, and not with an alternative source.  Should an alternate catalyst be used, the Catalyst Purchase Agreement will identify appropriate limitations on certain Licensor obligations under the Site License Agreement (e.g., appropriate limitations on Rentech’s infringement indemnification obligations and on any performance guarantees included in the Site License Agreement).

h.

Performance:  The Catalyst Purchase Agreement will include remedies, including termination, if the catalyst fails to perform properly (subject to subsection (g) above) or if the manufacturer fails to supply catalyst meeting the quality specifications.

i.	Other: The Catalyst Purchase Agreement will include customary terms and conditions that are standard for the purchase and sale of products outlined herein.